Exhibit 99.1

Contacts:	Michael Mitchell (Media) 847-646-4538 news@kraft.com	Christopher M. Jakubik (Investors) 847-646-5494 ir@kraft.com

KRAFT FOODS REPORTS STRONG 2008

•	2008 net revenues increased 16.8% to $42.2 billion; organic net revenues[1] grew 6.6%
•	2008 diluted EPS $1.92; EPS excluding items[1] $1.88, in line with company guidance
•	Q4 net revenues increased 6.2% to $10.8 billion; organic net revenues grew 4.4%

•	Q4 diluted EPS $0.11; EPS excluding items $0.43 versus $0.44 a year ago

•	2009 GAAP EPS guidance $1.88, from at least $2.00 due to currency

NORTHFIELD, Ill. – February 4, 2009 – Kraft Foods Inc. (NYSE: KFT) today reported 2008 results that reflected solid top-line and bottom-line results in the second year of its three-year turnaround plan. Strong organic net revenue growth was driven by pricing actions in response to higher input costs. Growth in operating income excluding items1 reflected the benefits of further investments in brand building and improved cost management. This, combined with improved working capital management, resulted in strong cash flow. As expected, fourth quarter reported earnings per share decreased largely due to the final costs related to the company’s previously announced restructuring program.

“Despite a difficult environment in 2008, we delivered our commitments and made significant strides in staging the portfolio for sustainable growth,” said Irene Rosenfeld, Chairman and CEO. “While our 2009 earnings face a number of headwinds, particularly currency and pension costs, we will complete our turnaround in 2009 by continuing to invest in our brands, better leveraging our overhead costs and improving both market shares and profit margins from 2008 levels.”

•

Net revenues: Fourth quarter net revenues increased 6.2 percent to $10.8 billion. The LU biscuit acquisition added 8.0 percentage points to net revenue growth that was partly offset by a negative 5.3 percentage point impact from currency and a 0.9 percentage point impact from divestitures.

Excluding these factors, organic net revenue growth was 4.4 percent. Input cost-driven pricing added 9.8 percentage points to growth. Volume was down 5.2 percent reflecting the full impact of unprecedented cost-driven pricing actions taken throughout the year in every geography. Additionally, North American volumes were negatively impacted by retailer inventory reductions and the company’s pruning of less profitable items.

[1]	Please see discussion of Non-GAAP Financial Measures.

•

Operating income: Fourth-quarter reported operating income declined 68.5 percent from the prior year to $302 million primarily due to the final costs related to the company’s restructuring program, which was completed at the end of 2008. Operating income excluding items[1] was down 0.8 percent versus the prior year. In fourth quarter 2008, approximately $170 million of unrealized, mark-to-market losses related to the company’s commodity hedging activities affected results. Operating results improved as the benefits of the LU biscuit acquisition and cost-driven pricing actions more than offset the impacts of higher input costs, lower volume, higher marketing and the timing of overhead costs.

•

Tax rate: Kraft’s reported tax provision in the fourth quarter 2008 was a credit of $90 million reflecting higher costs related to the company’s restructuring program and the recognition of several specific tax benefits. Excluding items[1], the fourth quarter rate was 19.7 percent compared to 27.4 percent in fourth quarter 2007, primarily reflecting several discrete tax benefits recognized in fourth quarter 2008.

•

Earnings per share: Fourth-quarter 2008 reported earnings per share were $0.11, down from $0.38 in fourth quarter 2007. During the quarter, the company incurred $0.36 per share in asset impairment, exit and implementation costs, compared to $0.06 in the same quarter a year ago, and recognized a $0.05 adjustment on the previously recognized gain from the split-off of the Post cereals business.

Items[1] Affecting EPS Comparability	Fourth Quarter			Full Year
	2008	2007	Growth (%)	2008	2007		Growth (%)
Reported Diluted EPS	$0.11	$0.38	(71.1)%	$1.92	$1.62		18.5%
Asset Impairment, Exit and Implementation Costs	0.36	0.06		0.52	0.22
(Gains)/Losses on Divestitures	(0.05)			(0.58)
Charges for Legal Matters	0.01			0.03
Deferred Tax Reconciliaton*				(0.02)
Interest on Altria Tax Reserve					(0.03)

Diluted EPS excluding above items	$0.43	$0.44	(2.3)%	$1.88 **	$1.82	**	3.3%

Excluding items, fourth-quarter 2008 earnings per share were $0.43, down 2.3% from fourth quarter 2007. Compared to the prior year, earnings per share excluding items reflected a $0.11 contribution from operational gains, a $0.02 contribution from lower shares outstanding, and a $0.04 benefit from

*	Third quarter 2008 write-down of net deferred tax liabilities due to reconciliation of deferred tax items.
**	Does not add due to rounding.
[1]	Please see discussion of Non-GAAP Financial Measures.

a lower effective tax rate. These gains were offset by $0.08 in unrealized, mark-to-market losses from certain commodity hedging activities, a $0.04 negative impact from higher interest expense, a $0.03 negative impact from currency, and a $0.03 decline in earnings from discontinued operations.

•

Discretionary cash flow[1]: The company generated $2.8 billion in discretionary cash flow during 2008, defined as cash flow from operations less capital expenditures. This represents an increase of 19 percent compared to 2007, driven by solid earnings performance and significant improvements in working capital management.

•

Share repurchases: In 2008, the company repurchased 25.3 million shares of its common stock for approximately $777 million. The company repurchased no shares in fourth quarter 2008 in light of uncertain conditions in the economy and capital markets. Given the present environment, the company does not expect to make further share repurchases before its current authorization expires on March 30, 2009.

FOURTH QUARTER 2008 RESULTS, DISCUSSION BY SEGMENT*

	Q4 2008 (percent growth)
	Net Revenues	Organic Net Revenues[1]	Operating Income		Operating Income Excluding Items[1]
Total Kraft	6.2%	4.4%	(68.5	)%**	(0.8	)%**

North America	0.4	2.4	(9.4)		10.4
U.S. Beverages	(2.2)	(1.7)	(81.0)		(49.3)
U.S. Cheese	3.3	3.3	100.0+		100.0+
U.S. Convenient Meals	10.7	10.7	9.5		25.3
U.S. Grocery	2.0	2.0	(16.7)		(6.8)
U.S. Snacks	(0.7)	(1.2)	(52.9)		(9.5)
Canada & N.A. Foodservice	(9.2)	2.0	(39.3)		(9.8)

International	14.6	7.4	(100.0+	)	26.9
European Union	15.8	2.3	(100.0+	)	25.3
Developing Markets	12.8	15.3	(72.5)		29.6

U.S. Beverages

Organic net revenues declined 1.7 percent as pricing was offset by unfavorable product mix and lower volumes, primarily in powdered beverages. Successful quality and marketing investments in Capri Sun led to solid ready-to-drink beverage growth. In coffee, continued gains in Maxwell House mainstream coffee and Tassimo on-demand coffees were offset by declines in premium coffee brands.

*	Please refer to the company’s Form 8-K filed April 11, 2008, for discussion of changes to reportable business segments and the company’s Form 8-K filed September 19, 2008, for discussion of Post cereals discontinued operations.
**	Includes the changes in unallocated corporate expenses, including the impact of unrealized gains/losses related to the company’s hedging activities.
[1]	Please see discussion of Non-GAAP Financial Measures.

Crystal Light powdered beverage revenue was down significantly due to a combination of retailer inventory reductions and comparisons with an exceptionally strong prior year period. Operating income excluding items declined 49.3 percent as the benefits of higher pricing and productivity were more than offset by the negative product mix from lower powdered beverage revenues as well as higher marketing spending.

U.S. Cheese

Organic net revenues grew 3.3 percent reflecting the impact of cost-driven pricing actions taken throughout the year and the associated decline in volume. Operating income excluding items more than doubled versus a weak fourth quarter in the prior year as the company better aligned pricing with input costs. During the quarter, pricing more than offset the impact of lower volume and unfavorable product mix as the benefits of past pricing actions caught up to the escalation of costs experienced during the year.

U.S. Convenient Meals

Organic net revenues grew 10.7 percent reflecting cost-driven price increases and favorable product mix. The main contributors of revenue growth were DiGiorno and California Pizza Kitchen pizzas, including the launch of the “For One” line of individual size pizzas, as well as Oscar Mayer bacon and Oscar Mayer Deli Fresh meats. Operating income excluding items increased 25.3 percent as the benefits of past pricing actions caught up to the escalation of costs experienced during the year.

U.S. Grocery

Organic net revenues grew 2.0 percent due to cost-driven pricing and favorable product mix. Further growth in Kraft macaroni and cheese dinners was partially offset by the impact to volume from cost-driven price increases and retail inventory reductions, particularly in pourable and spoonable dressings. Operating income excluding items declined 6.8 percent as lower volume was partially offset by improved pricing net of input costs.

U.S. Snacks

Organic net revenues declined 1.2 percent as pricing was more than offset by lower volume and unfavorable product mix. Volume declined significantly in Planters snack nuts as price gaps versus competition widened due to earlier pricing actions taken by the company that were not matched by competitors. Biscuit growth was driven primarily by gains in cookies, including strong momentum in Oreo, which grew more than 20 percent in the quarter. Operating income excluding items declined 9.5 percent as profit growth in biscuits was more than offset by a decline in snack nuts and snack bars.

Canada & North America Foodservice

Organic net revenues grew 2.0 percent behind cost-driven pricing and favorable product mix. Volume growth from improved customer programs in Canada was more than offset by lower Foodservice volumes due to a slowdown in casual dining traffic and the pruning of lower-margin businesses. Operating income excluding items declined 9.8 percent due to unfavorable currency. Apart from the impact of currency, the benefits of cost-driven pricing and lower overhead costs more than offset higher input costs and lower volume.

European Union

Organic net revenues grew 2.3 percent reflecting cost-driven pricing actions that more than offset a pricing-related volume decline. Further investments in marketing and innovation behind the Milka brand drove solid growth in chocolate, with particular strength in Germany, Austria and Poland. Successful investments in the Philadelphia brand partially offset pricing-related base cheese declines. Coffee gains were driven by continued growth of Tassimo on-demand coffees, a successful relaunch of Kenco in the United Kingdom and improved marketing behind Gevalia in Sweden. Operating income excluding items grew 25.3 percent, including a 42.4 percentage point contribution from the acquisition of the LU biscuit business. Overall, the benefits of the acquisition, higher pricing and favorable product mix were partially offset by higher input costs, the timing of overhead costs, pricing-related volume declines and unfavorable currency.

Developing Markets

Organic net revenues grew 15.3 percent driven by strong results in every region. Successful investments in chocolate and coffee drove revenue growth across all key markets in the Eastern Europe, Middle East & Africa region. Latin American growth was driven by pricing gains in biscuits and chocolate. Revenues in the Asia Pacific region grew due to gains in biscuits as well as improved consumer programming behind Toblerone chocolates and Tang powdered beverages. Operating income excluding items increased 29.6 percent, including a 1.7 percentage point benefit from the acquisition of the LU biscuit business. The primary drivers of the strong increase in operating income in the quarter were pricing and favorable product mix that more than offset higher input costs and the timing of overhead costs.

OUTLOOK1

[1]	Please see discussion of Non-GAAP Financial Measures.

The company now expects 2009 organic net revenue growth of approximately 3 percent, down from a previous expectation of at least 4 percent, due to a lower-than-expected contribution from pricing as certain input costs, particularly dairy, have declined.

Additionally, the company now expects 2009 GAAP EPS of $1.88 per share versus a previous expectation of at least $2.00 per share. This change reflects a greater-than-anticipated negative impact from currency and pension costs, significantly offset by improved business performance.

2009 guidance reflects expectations of approximately $0.16 in negative impact from currency versus the prior year, $0.08 in higher pension costs and $0.03 in year-over-year dilution from the exit of the Post cereals business. In addition, the company expects a $0.09 impact from spending on cost savings initiatives in 2009 and a tax rate of approximately 31.5 percent, up from 2008, which benefited from several discrete items.

The company continues to expect cumulative annualized savings from its restructuring program to reach approximately $1.4 billion for the total program. To date, cumulative annualized savings from this cost restructuring program totaled approximately $1.1 billion, up from approximately $0.8 billion at the end of 2007.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 8 a.m. EST today. Access to a live audio webcast with accompanying slides is available at www.kraft.com, and a replay of the event will be available on the company’s web site.

ABOUT KRAFT FOODS INC.

Kraft Foods (www.kraft.com) is the world’s second largest food company with annual revenues of $42 billion and sales in 150 countries. For more than a century, we’ve been inspired by consumers to deliver delicious foods that fit the way they live. From American brand icons like Kraft cheeses, dinners and dressings, Maxwell House coffees and Oscar Mayer meats, to global powerhouse brands like Oreo and LU biscuits, Philadelphia cream cheeses, Jacobs and Carte Noire coffees, Tang powdered beverages and Milka, Côte d’Or, Lacta and Toblerone chocolates, we’re proud that our brands deliver millions of smiles a day. Kraft Foods (NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding our 2009 GAAP EPS guidance; that we are staging the portfolio for sustainable growth; our expectation to complete our turnaround in 2009 by continuing to invest in our brands, better leveraging our overhead costs and improving both market shares and profit margins from 2008 levels; that we do not expect to make further share repurchases before our current authorization expires; and with regard to our 2009 outlook, our organic net revenue growth and EPS, our expectation of approximately $0.16 in negative impact from currency, $0.08 in higher pension costs, $0.03 in year-over-year dilution from the exit of the Post cereals business and $0.09 impact from spending on cost savings initiatives, our tax rate and expected cumulative annualized savings from our restructuring program. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, volatility in input costs, pricing actions, increased competition, increased costs of sales, our ability to realize the expected cost savings from our restructuring program, unexpected safety or manufacturing issues, unanticipated expenses such as litigation or legal settlement expenses, a shift in our product mix to lower margin offerings, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

The company is presenting various operating results, such as operating income, effective tax rate and EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, effective tax rate and EPS, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, other one-time costs related to the company’s European Union segment reorganization, charges from certain legal matters, and a deferred tax reconciliation item.

Management believes that these non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude those items that affect comparability of results.

Management uses segment operating income and segment operating income excluding items to evaluate segment performance and allocate resources. Beginning in the second quarter of 2008, we began excluding unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Segment operating income now excludes unrealized gains and losses on hedging activity (which is a component of cost of sales), general corporate expenses and amortization of intangibles for all periods presented. Management believes it is appropriate to disclose this measure to help investors analyze segment performance and trends.

The company uses discretionary cash flow as its primary cash flow metric as it represents the controllable cash flows from operations. For the year ended 2008, discretionary cash flow was $2,774 million, and is defined as cash flow from operations ($4,141 million) less capital expenditures ($1,367 million). Management believes it shows the financial health of and how efficiently we are running the company.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters and years ended December 31, 2008 and 2007. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our 2009 Outlook, we have not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s web site, www.kraft.com.

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Kraft Foods Inc. and Subsidiaries
Consolidated Statements of Earnings	Schedule 1
For the Three Months Ended December 31,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$10,767	$10,143	6.2%	$10,767	$10,143	6.2%
Cost of sales [2]	7,373	7,039	(4.7)%	7,350	7,019	(4.7)%
Gross profit	3,394	3,104	9.3%	3,417	3,124	9.4%
Marketing, administration & research costs	2,273	1,975	(15.1)%	2,244	1,956	(14.7)%
Asset impairment and exit costs	718	93	(100.0+ )%	—	—	—
Losses / (gains) on divestitures, net	(1)	5	100.0+ %	—	—	—
Amortization of intangibles	5	4	(25.0)%	5	4	(25.0)%
General corporate expenses	97	67	(44.8)%	80	67	(19.4)%
Operating income	302	960	(68.5)%	1,088	1,097	(0.8)%
Interest & other expense, net	306	226	(35.4)%	306	226	(35.4)%
Earnings from continuing operations before income taxes	(4)	734	(100.0+ )%	782	871	(10.2)%
Provision for income taxes	(90)	199	100.0+ %	154	239	35.6%
Effective tax rate	n/m	27.1%		19.7%	27.4%
Earnings from continuing operations	$86	$535	(83.9)%	$628	$632	(0.6)%
Earnings from discontinued operations, net of income taxes	—	50	(100.0)%	—	57	(100.0)%
Gain on divestiture of discontinued operations, net of income taxes	77	—	100.0%	—	—	—
Net earnings	$163	$585	(72.1)%	$628	$689	(8.9)%
Earnings per share:
Basic
- Continuing operations	0.06	0.35	(82.9)%	$0.43	$0.41	4.9%
- Discontinued operations	0.05	0.03	66.7%	—	0.04	(100.0)%

- Net earnings	$0.11	$0.38	(71.1)%	$0.43	$0.45	(4.4)%
Diluted
- Continuing operations	$0.06	$0.34	(82.4)%	$0.43	$0.41	4.9%
- Discontinued operations	0.05	0.04	25.0%	—	0.03	(100.0)%

- Net earnings	$0.11	$0.38	(71.1)%	$0.43	$0.44	(2.3)%
Average shares outstanding:
Basic	1,460	1,532		1,460	1,532
Diluted	1,476	1,552		1,476	1,552
Gross margin	31.5%	30.6%		31.7%	30.8%
Operating income margin	2.8%	9.5%		10.1%	10.8%

[1]	Reconciliation of GAAP to Non-GAAP Consolidated Statements of Earnings are available at www.kraft.com.
[2]

Cost of sales includes unrealized gains/losses from certain commodity hedging activities. For the three months ended December 31, 2008, we recognized unrealized losses of $167 million; in 2007, we recognized unrealized gains of $10 million.

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 2
Net Revenues
For the Three Months Ended December 31,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2008 Reconciliation
U.S. Beverages	$697	$—	$—	$—	$697	(2.2)%	(1.7)%	(1.4	)pp	(4.5	)pp	4.2pp
U.S. Cheese	1,159	—	—	—	1,159	3.3%	3.3%	(11.0)		0.0		14.3
U.S. Convenient Meals	1,038	—	—	—	1,038	10.7%	10.7%	(1.2)		1.5		10.4
U.S. Grocery	883	—	—	—	883	2.0%	2.0%	(7.9)		2.0		7.9
U.S. Snacks	1,289	—	(7)	—	1,282	(0.7)%	(1.2)%	(8.2)		(4.2)		11.2
Canada & N.A. Foodservice	1,015	—	(2)	125	1,138	(9.2)%	2.0%	(3.9)		0.2		5.7

North America	$6,081	$—	$(9)	$125	$6,197	0.4%	2.4%	(5.6)		(1.4)		9.4

European Union	2,902	(15)	(652)	233	2,468	15.8%	2.3%	(3.5)		(0.6)		6.4
Developing Markets	1,784	—	(135)	174	1,823	12.8%	15.3%	(5.1)		3.8		16.6

International	$4,686	$(15)	$(787)	$407	$4,291	14.6%	7.4%	(4.4)		1.3		10.5

Kraft Foods	$10,767	$(15)	$(796)	$532	$10,488	6.2%	4.4%	(5.2	)pp	(0.2	)pp	9.8pp

2007 Reconciliation
U.S. Beverages	$713	$(4)	$—	$—	$709
U.S. Cheese	1,122	—	—	—	1,122
U.S. Convenient Meals	938	—	—	—	938
U.S. Grocery	866	—	—	—	866
U.S. Snacks	1,298	—	—	—	1,298
Canada & N.A. Foodservice	1,118	(2)	—	—	1,116

North America	$6,055	$(6)	$—	$—	$6,049

European Union	2,507	(94)	—	—	2,413
Developing Markets	1,581	—	—	—	1,581

International	$4,088	$(94)	$—	$—	$3,994

Kraft Foods	$10,143	$(100)	$—	$—	$10,043

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 3
Operating Income [1]
For the Three Months Ended December 31,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non-GAAP)	As Reported (GAAP)	Excluding Items (Non-GAAP)
2008 Reconciliation
U.S. Beverages	$11	$24	$—	$—	$35	(81.0)%	(49.3)%
U.S. Cheese	203	23	—	—	226	100.0+ %	100.0+ %
U.S. Convenient Meals	81	23	—	—	104	9.5%	25.3%
U.S. Grocery	225	34	—	—	259	(16.7)%	(6.8)%
U.S. Snacks	66	67	—	—	133	(52.9)%	(9.5)%
Canada & N.A. Foodservice	51	60	—	—	111	(39.3)%	(9.8)%

North America	$637	$231	$—	$—	$868	(9.4)%	10.4%

European Union	(99)	358	39	(1)	297	(100.0+)%	25.3%
Developing Markets	33	91	51	—	175	(72.5)%	29.6%

International	$(66)	$449	$90	$(1)	$472	(100.0+)%	26.9%

Unrealized G/(L) on Hedging Activities	(167)	—	—	—	(167)	(100.0+)%	(100.0+)%
Corporate Items	(102)	—	17	—	(85)	(43.7)%	(19.7)%

Kraft Foods	$302	$680	$107	$(1)	$1,088	(68.5)%	(0.8)%

2007 Reconciliation
U.S. Beverages	$58	$6	$—	$5	$69
U.S. Cheese	77	9	—	—	86
U.S. Convenient Meals	74	9	—	—	83
U.S. Grocery	270	8	—	—	278
U.S. Snacks	140	7	—	—	147
Canada & N.A. Foodservice	84	39	—	—	123

North America	$703	$78	$—	$5	$786

European Union	198	29	10	—	237
Developing Markets	120	15	—	—	135

International	$318	$44	$10	$—	$372

Unrealized G/(L) on Hedging Activities	10	—	—	—	10
Corporate Items	(71)	—	—	—	(71)

Kraft Foods	$960	$122	$10	$5	$1,097

[1]	Unrealized gains and losses on hedging activities are now excluded from segment operating income in order to provide better transparency of our segment operating results.

Kraft Foods Inc. and Subsidiaries
Consolidated Statements of Earnings	Schedule 4
For the Twelve Months Ended December 31,
(in millions, except per share data) (Unaudited)

	As Reported (GAAP) [1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$42,201	$36,134	16.8%	$42,201	36,134	16.8%
Cost of sales [2]	28,186	24,057	(17.2)%	28,148	23,990	(17.3)%
Gross profit	14,015	12,077	16.0%	14,053	12,144	15.7%
Marketing, administration & research costs	8,746	7,467	(17.1)%	8,668	7,397	(17.2)%
Asset impairment and exit costs	1,024	440	(100.0+)%	—	—	—
Losses / (gains) on divestitures, net	92	(15)	(100.0+)%	—	—	—
Amortization of intangibles	23	13	(76.9)%	23	13	(76.9)%
General corporate expenses	313	206	(51.9)%	241	206	(17.0)%
Operating income	3,817	3,966	(3.8)%	5,121	4,528	13.1%
Interest & other expense, net	1,240	604	(100.0+)%	1,240	681	(82.1)%
Earnings from continuing operations before income taxes	2,577	3,362	(23.3)%	3,881	3,847	0.9%
Provision for income taxes	728	1,002	27.3%	1,150	1,178	2.4%
Effective tax rate	28.2%	29.8%		29.6%	30.6%
Earnings from continuing operations	$1,849	$2,360	(21.7)%	$2,731	$2,669	2.3%
Earnings from discontinued operations, net of income taxes	115	230	(50.0)%	115	237	(51.5)%
Gain on divestiture of discontinued operations, net of income taxes	937	—	100.0%	—	—	—
Net earnings	$2,901	$2,590	12.0%	$2,846	$2,906	(2.1)%
Earnings per share:
Basic
- Continuing operations	$1.24	$1.50	(17.3)%	$1.83	$1.69	8.3%
- Discontinued operations	0.71	0.14	100.0+ %	0.08	0.16	(50.0)%

- Net earnings	$1.95	$1.64	18.9%	$1.91	$1.85	3.2%
Diluted
- Continuing operations	$1.22	$1.48	(17.6)%	$1.81	$1.67	8.4%
- Discontinued operations	0.70	0.14	100.0+ %	0.07	0.15	(53.3)%

- Net earnings	$1.92	$1.62	18.5%	$1.88	$1.82	3.3%
Average shares outstanding:
Basic	1,491	1,575		1,491	1,575
Diluted	1,510	1,594		1,510	1,594
Gross margin	33.2%	33.4%		33.3%	33.6%
Operating income margin	9.0%	11.0%		12.1%	12.5%

[1]	Reconciliation of GAAP to Non-GAAP Consolidated Statements of Earnings are available at www.kraft.com.

[2]

Cost of sales includes unrealized gains/losses from certain commodity hedging activities. For the twelve months ended December 31, 2008, we recognized unrealized losses of $205 million; in 2007, we recognized unrealized gains of $16 million.

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 5
Net Revenues
For the Twelve Months Ended December 31,
($ in millions) (Unaudited)

						% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix	Price
2008 Reconciliation
U.S. Beverages	$3,001	$—	$—	$—	$3,001	0.4%	2.8%	(3.8	)pp	1.7pp	4.9pp
U.S. Cheese	4,007	—	—	—	4,007	7.0%	7.0%	(6.7)		(0.4)	14.1
U.S. Convenient Meals	4,240	—	—	—	4,240	8.6%	8.6%	0.8		2.2	5.6
U.S. Grocery	3,389	—	—	—	3,389	3.4%	3.4%	(3.5)		0.7	6.2
U.S. Snacks	5,025	—	(17)	—	5,008	3.0%	2.8%	(3.1)		(2.5)	8.4
Canada & N.A. Foodservice	4,294	—	(3)	(56)	4,235	5.2%	4.2%	1.2		(0.9)	3.9

North America	$23,956	$—	$(20)	$(56)	$23,880	4.7%	4.8%	(2.5)		0.0	7.3

European Union	11,259	(230)	(2,624)	(488)	7,917	41.6%	4.0%	(1.1)		0.6	4.5
Developing Markets	6,986	—	(535)	(181)	6,270	31.6%	18.1%	0.5		4.5	13.1

International	$18,245	$(230)	$(3,159)	$(669)	$14,187	37.6%	9.8%	(0.2)		2.0	8.0

Kraft Foods	$42,201	$(230)	$(3,179)	$(725)	$38,067	16.8%	6.6%	(1.8	)pp	0.8pp	7.6pp

2007 Reconciliation
U.S. Beverages	$2,990	$(72)	$—	$—	$2,918
U.S. Cheese	3,745	—	—	—	3,745
U.S. Convenient Meals	3,905	—	—	—	3,905
U.S. Grocery	3,277	—	—	—	3,277
U.S. Snacks	4,879	(9)	—	—	4,870
Canada & N.A. Foodservice	4,080	(15)	—	—	4,065

North America	$22,876	$(96)	$—	$—	$22,780

European Union	7,951	(338)	—	—	7,613
Developing Markets	5,307	—	—	—	5,307

International	$13,258	$(338)	$—	$—	$12,920

Kraft Foods	$36,134	$(434)	$—	$—	$35,700

Kraft Foods Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Information	Schedule 6
Operating Income [1]
For the Twelve Months Ended December 31,
($ in millions) (Unaudited)

						% Change
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non-GAAP)	As Reported (GAAP)	Excluding Items (Non-GAAP)
2008 Reconciliation
U.S. Beverages	$370	$67	$—	$1	$438	17.1%	(4.8)%
U.S. Cheese	622	38	—	—	660	55.5%	38.9%
U.S. Convenient Meals	399	38	—	—	437	3.1%	3.6%
U.S. Grocery	1,002	41	—	—	1,043	(1.0)%	(0.1)%
U.S. Snacks	530	81	—	—	611	(12.7)%	(2.6)%
Canada & N.A. Foodservice	438	110	—	—	548	8.4%	20.2%

North America	$3,361	$375	$—	$1	$3,737	7.5%	7.3%

European Union	412	474	100	91	1,077	(27.6)%	47.3%
Developing Markets	585	140	51	—	776	23.4%	50.4%

International	$997	$614	$151	$91	$1,853	(4.4)%	48.6%

Unrealized G/(L) on Hedging Activities	(205)	—	—	—	(205)	(100.0+)%	(100.0+)%
Corporate Items	(336)	—	72	—	(264)	(53.4)%	(20.5)%

Kraft Foods	$3,817	$989	$223	$92	$5,121	(3.8)%	13.1%

2007 Reconciliation
U.S. Beverages	$316	$19	$120	$5	$460
U.S. Cheese	400	75	—	—	475
U.S. Convenient Meals	387	35	—	—	422
U.S. Grocery	1,012	32	—	—	1,044
U.S. Snacks	607	32	—	(12)	627
Canada & N.A. Foodservice	404	52	—	—	456

North America	$3,126	$245	$120	$(7)	$3,484

European Union	569	152	10	—	731
Developing Markets	474	50	—	(8)	516

International	$1,043	$202	$10	$(8)	$1,247

Unrealized G/(L) on Hedging Activities	16	—	—	—	16
Corporate Items	(219)	—	—	—	(219)

Kraft Foods	$3,966	$447	$130	$(15)	$4,528

[1]	Unrealized gains and losses on hedging activities are now excluded from segment operating income in order to provide better transparency of our segment operating results.

Kraft Foods Inc. and Subsidiaries	Schedule 7
Condensed Consolidated Balance Sheets
($ in millions) (Unaudited)

	December 31, 2008	December 31, 2007
Assets
Cash & cash equivalents	$1,244	$567
Receivables, net	4,704	5,197
Inventories, net	3,729	4,096
Other current assets	1,689	877
Property, plant & equipment, net	9,917	10,778
Goodwill	27,581	31,193
Intangible assets, net	12,926	12,200
Other assets	1,288	3,085

Total assets	$63,078	$67,993

Liabilities & Shareholders’ Equity
Short-term borrowings	$897	$7,385
Current portion of long-term debt	765	722
Accounts payable	3,373	4,065
Other current liabilities	6,009	4,914
Long-term debt	18,589	12,902
Deferred income taxes	4,064	4,876
Other liabilities	7,181	5,834

Total liabilities	40,878	40,698

Total shareholders’ equity	22,200	27,295

Total liabilities & shareholders’ equity	$63,078	$67,993

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Consolidated Statements of Earnings

For the Three Months Ended December 31,

(in millions, except per share data) (Unaudited)

	2008					2007
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	Losses / (Gains) on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	Losses / (Gains) on Divestitures, net	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)
Net revenues	$10,767	$—	$—	$—	$10,767	$10,143	$—	$—	$—	$—	$10,143
Cost of sales [1]	7,373	(23)	—	—	7,350	7,039	(20)	—	—	—	7,019
Gross profit	3,394	23	—	—	3,417	3,104	20	—	—	—	3,124
Marketing, administration & research costs	2,273	(24)	(5)	—	2,244	1,975	(9)	(10)	—	—	1,956
Asset impairment and exit costs	718	(633)	(85)	—	—	93	(93)	—	—	—	—
Losses / (gains) on divestitures, net	(1)	—	—	1	—	5	—	—	(5)	—	—
Amortization of intangibles	5	—	—	—	5	4	—	—	—	—	4
General corporate expenses	97	—	(17)	—	80	67	—	—	—	—	67
Operating income	302	680	107	(1)	1,088	960	122	10	5	—	1,097
Interest & other expense, net	306	—	—	—	306	226	—	—	—	—	226
Earnings from continuing operations before income taxes	(4)	680	107	(1)	782	734	122	10	5	—	871
Provision for income taxes	(90)	212	32	—	154	199	34	3	4	(1)	239
Effective tax rate	n/m				19.7%	27.1%					27.4%
Earnings from continuing operations	$86	$468	$75	$(1)	$628	$535	$88	$7	$1	$1	$632
Earnings from discontinued operations, net of income taxes	—	—	—	—	—	50	7	—	—	—	57
Gain on divestiture of discontinued operations, net of income taxes	77	—	—	(77)	—	—	—	—	—	—	—
Net earnings	$163	$468	$75	$(78)	$628	$585	$95	$7	$1	$1	$689
Earnings per share:
Basic
- Continuing operations	$0.06	$0.32	$0.05	$—	$0.43	$0.35	$0.06	$—	$—	$—	$0.41
- Discontinued operations	0.05	—	—	(0.05)	—	0.03	—	—	—	—	0.04	*

- Net earnings	$0.11	$0.32	$0.05	$(0.05)	$0.43	$0.38	$0.06	$—	$—	$—	$0.45	*
Diluted
- Continuing operations	$0.06	$0.32	$0.05	$—	$0.43	$0.34	$0.06	$—	$—	$—	$0.41	*
- Discontinued operations	0.05	—	—	(0.05)	—	0.04	—	—	—	—	0.03	*

- Net earnings	$0.11	$0.32	$0.05	$(0.05)	$0.43	$0.38	$0.06	$—	$—	$—	$0.44
Average shares outstanding:
Basic	1,460				1,460	1,532					1,532
Diluted	1,476				1,476	1,552					1,552
Gross margin	31.5%				31.7%	30.6%					30.8%
Operating income margin	2.8%				10.1%	9.5%					10.8%

Supplemental Data
Depreciation & amortization	$234					$224
Capital expenditures	466					383

[1]

Cost of sales includes unrealized gains/losses from certain commodity hedging activities. For the three months ended December 31, 2008, we recognized unrealized losses of $167 million; in 2007, we recognized unrealized gains of $10 million.

*	Does not foot due to rounding.

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Consolidated Statements of Earnings

For the Twelve Months Ended December 31,

(in millions, except per share data) (Unaudited)

	2008						2007
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	Losses / (Gains) on Divestitures, net	Excluding Items (Non- GAAP)		As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	Losses / (Gains) on Divestitures, net	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)
Net revenues	$42,201	$—	$—	$—	$42,201		$36,134	$—	$—	$—	$—	$36,134
Cost of sales [1]	28,186	(38)	—	—	28,148		24,057	(67)	—	—	—	23,990
Gross profit	14,015	38	—	—	14,053		12,077	67	—	—	—	12,144
Marketing, administration & research costs	8,746	(67)	(11)	—	8,668		7,467	(60)	(10)	—	—	7,397
Asset impairment and exit costs	1,024	(884)	(140)	—	—		440	(320)	(120)	—	—	—
Losses / (gains) on divestitures, net	92	—	—	(92)	—		(15)	—	—	15	—	—
Amortization of intangibles	23	—	—	—	23		13	—	—	—	—	13
General corporate expenses	313	—	(72)	—	241		206	—	—	—	—	206
Operating income	3,817	989	223	92	5,121		3,966	447	130	(15)	—	4,528
Interest & other expense, net	1,240	—	—	—	1,240		604	—	—	—	77	681
Earnings from continuing operations before income taxes	2,577	989	223	92	3,881		3,362	447	130	(15)	(77)	3,847
Provision for income taxes	728	307	87	28	1,150		1,002	151	71	(18)	(28)	1,178
Effective tax rate	28.2%				29.6%		29.8%					30.6%
Earnings from continuing operations	$1,849	$682	$136	$64	$2,731		$2,360	$296	$59	$3	$(49)	$2,669
Earnings from discontinued operations, net of income taxes	115	—	—	—	115		230	7	—	—	—	237
Gain on divestiture of discontinued operations, net of income taxes	937	—	—	(937)	—		—	—	—	—	—	—
Net earnings	$2,901	$682	$136	$(873)	$2,846		$2,590	$303	$59	$3	$(49)	$2,906
Earnings per share:
Basic
- Continuing operations	$1.24	$0.46	$0.09	$0.04	$1.83		$1.50	$0.19	$0.04	$—	$(0.03)	$1.69	*
- Discontinued operations	0.71	—	—	(0.63)	0.08		0.14	—	—	—	—	0.16	*

- Net earnings	$1.95	$0.46	$0.09	$(0.59)	$1.91		$1.64	$0.19 *	$0.04	$—	$(0.03)	$1.85	*
Diluted
- Continuing operations	$1.22	$0.45	$0.08	$0.04	$1.81	*	$1.48	$0.19	$0.03	$—	$(0.03)	$1.67
- Discontinued operations	0.70	—	—	(0.62)	0.07	*	0.14	—	—	—	—	0.15	*

- Net earnings	$1.92	$0.45	$0.08	$(0.58)	$1.88	*	$1.62	$0.19 *	$0.03	$—	$(0.03)	$1.82	*
Average shares outstanding:
Basic	1,491				1,491		1,575					1,575
Diluted	1,510				1,510		1,594					1,594
Gross margin	33.2%				33.3%		33.4%					33.6%
Operating income margin	9.0%				12.1%		11.0%					12.5%

Supplemental Data
Depreciation & amortization	$986						$886
Capital expenditures	1,367						1,241

[1]

Cost of sales includes unrealized gains/losses from certain commodity hedging activities. For the twelve months ended December 31, 2008, we recognized unrealized losses of $205 million; in 2007, we recognized unrealized gains of $16 million.

*	Does not foot due to rounding.